Filed Pursuant to Rule 424(b)(3)
Registration Number 333-107177
PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated October 7, 2003)

$150,000,000

Senior Convertible Notes due 2023

Common Stock, par value $1.00 per share

     This document supplements the prospectus of Alaska Air Group, Inc. dated October 7, 2003, the prospectus supplement dated November 4, 2003, the prospectus supplement dated November 17, 2003, and the prospectus supplement dated January 13, 2004 relating to the notes issued in a private placement in March 2003 and the common stock issuable upon conversion of the notes. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Security Holders” in the prospectus dated October 7, 2003, the prospectus supplement dated November 4, 2003, the prospectus supplement dated November 17, 2003 and the prospectus supplement dated January 13, 2004. This prospectus supplement also includes the attached Current Report on Form 8-K of Alaska Air Group, Inc. dated January 28, 2004.

     This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated October 7, 2003, the prospectus supplement dated November 4, 2003, the prospectus supplement dated November 17, 2003 and the prospectus supplement dated January 13, 2004. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated October 7, 2003, the prospectus supplement dated November 4, 2003, the prospectus supplement dated November 17, 2003 and the prospectus supplement dated January 13, 2004.

     We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes were offered to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act, in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

     You should consider carefully the risks that we have described in “Risk Factors” beginning on page 4 of the prospectus dated October 7, 2003.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representatives to the contrary is a criminal offense.

The date of this prospectus supplement is January 28, 2004

SELLING SECURITY HOLDERS

      We originally issued the notes in a private placement in March 2003. The notes were resold by the initial purchasers to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and shares of our common stock issued upon conversion of those notes. When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling security holders’ interests.

      The table below sets forth the name of each selling security holder, the principal amount at maturity of notes, as of January 28, 2004, that each selling security holder may offer pursuant to this prospectus and the number of shares of our common stock into which those notes are convertible. Unless set forth below, none of the selling security holders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

      We have prepared the table below based on information given to us by the selling security holders on or prior to January 28, 2004. However, any or all of the notes or shares of our common stock listed below may be offered for sale pursuant to this prospectus by the selling security holders from time to time. Accordingly, no estimate can be given as to the amounts of notes or our common stock that will be held by the selling security holders upon consummation of any sales pursuant to this prospectus. In addition, the selling security holders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

      Information about the selling security holders may change over time. Any changed information will be set forth in prospectus supplements to the extent we are advised of the changes. From time to time, additional information concerning ownership of the notes and our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

	Original
	Principal		Number of	Number of	Number of
	Amount of	Percentage	Shares of	Shares of	Shares of
	Notes	of Notes	Common	Common	Common
	Beneficially	Outstanding	Stock Held	Stock	Stock Held
	Owned That	Before	Before	Offered for	After
Name	May Be Sold	Offering*	Offering(1)	Sale(1)(2)	Offering(3)

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer(4)	9,000	*	346	346	—
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer(5)	9,000	*	346	346	—
Advent Convertible Master (Cayman) L.P.(6)	7,683,000	5.12	295,499	295,499	—
Aftra Health Fund(a)(7)	270,000	*	10,384	10,384	—
Alcon Laboratories(8)	465,000	*	17,884	17,884	—
Allentown City Firefighters Pension Plan(9)	14,000	*	538	538	—
Allentown City Officers & Employees Pension Fund(10)	20,000	*	769	769	—
Allentown City Police Pension Plan(11)	280,000	*	10,769	10,769	—
Alpha US Sub Fund 4 LLC(12)	336,000	*	12,923	12,923	—
Arapahoe County Colorado(13)	58,000	*	2,230	2,230	—
Arlington County Employees Retirement System	650,000	*	24,999	24,999	—
Asante Health Systems(14)	803,000	*	30,884	30,884	—

	Original
	Principal		Number of	Number of	Number of
	Amount of	Percentage	Shares of	Shares of	Shares of
	Notes	of Notes	Common	Common	Common
	Beneficially	Outstanding	Stock Held	Stock	Stock Held
	Owned That	Before	Before	Offered for	After
Name	May Be Sold	Offering*	Offering(1)	Sale(1)(2)	Offering(3)

Banc of America Capital Management, LLC(15)(a)	1,350,000	*	51,923	51,923	—
BNP Paribas Arbitrage(16)	6,500,000	4.33	249,999	249,999	—
BP Amoco PLC Master Trust(17)	482,000	*	18,538	18,538	—
British Virgin Islands Social Security Board(18)	105,000	*	4,038	4,038	—
Calamos Convertible Fund — Calamos Investment Trust(19)	2,500,000	1.67	96,153	96,153	—
Calamos Market Neutral Fund — Calamos Investment Trust(20)	2,500,000	1.67	96,153	96,153	—
City and County of San Francisco Retirement System(21)	1,776,000	1.18	68,307	68,307	—
City of New Orleans(22)	245,000	*	9,423	9,423	—
City University of New York(23)	181,000	*	6,961	6,961	—
CNH CA Master Account, L.P.(24)	2,100,000	1.40	80,769	80,769	—
Coastal Convertibles LTD(25)	1,000,000	*	38,461	38,461	—
Credit Suisse First Boston Europe Limited(26)(a)	30,750,000	20.50	1,182,691	1,182,691	—
CQS Convertible & Quantatitive Strategies Master Fund Limited(27)	42,000,000	28.00	1,615,383	1,615,383	—
Delaware Public Employees Retirement System(28)	1,862,000	1.24	71,615	71,615	—
DKR SoundShore Oasis Holding Fund Ltd.(29)	2,500,000	1.67	96,153	96,153	—
DKR SoundShore Strategic Holding Fund Ltd.(30)	1,000,000	*	38,461	38,461	—
Georgia Municipal(31)	28,000	*	1,076	1,076	—
The Grable Foundation(32)	97,000	*	3,730	3,730	—
Grady Hospital Foundation(33)	159,000	*	6,115	6,115	—
HFR Arbitrage Fund(34)	380,000	*	14,615	14,615	—
HFR CA Select Fund(35)	800,000	*	30,769	30,769	—
Hotel Union & Hotel Industry of Hawaii Pension Plan(36)	170,000	*	6,538	6,538	—
Independence Blue Cross(37)	502,000	*	19,307	19,307	—
Jefferies and Company Inc.(38)	4,000	*	153	153	—
Mainstay Convertible Fund(39)(a)	4,470,000	2.98	171,922	171,922	—
Mainstay VP Convertible Fund(40)(a)	2,120,000	1.41	81,538	81,538	—
Merrill Lynch Insurance Group(41)	402,000	*	15,461	15,461	—
Municipal Employees(42)	286,000	*	10,999	10,999	—
New Orleans Firefighters Pension/ Relief Fund(43)	163,000	*	6,269	6,269	—
New York Life Insurance Company (Post 82)(44)(a)	4,900,000	3.27	188,461	188,461	—

	Original
	Principal		Number of	Number of	Number of
	Amount of	Percentage	Shares of	Shares of	Shares of
	Notes	of Notes	Common	Common	Common
	Beneficially	Outstanding	Stock Held	Stock	Stock Held
	Owned That	Before	Before	Offered for	After
Name	May Be Sold	Offering*	Offering(1)	Sale(1)(2)	Offering(3)

New York Life Insurance Company (Pre 82)(45)(a)	2,245,000	1.50	86,346	86,346	—
New York Life Separate Account #7(46)(a)	105,000	*	4,038	4,038	—
Occidental Petroleum Corporation(47)	323,000	*	12,423	12,423	—
Ohio Bureau of Workers Compensation(48)	217,000	*	8,346	8,346	—
Policeman and Firemen Retirement System of the City of Detroit(49)	675,000	*	25,961	25,961	—
Polygon Global Opportunities Master Fund(50)	5,000,000	3.33	192,307	192,307	—
Pro-mutual(51)	902,000	*	34,692	34,692	—
San Diego County Employee Retirement Association(52)	1,000,000	*	38,461	38,461	—
Sphinx Convertible Arb Fund Faster Fund Ltd.(53)	179,000	*	6,884	6,884	—
SSI Blended Market Neutral L.P.(54)	326,000	*	12,538	12,538	—
SSI Hedge Convertible Market Neutral L.P.(55)	352,000	*	13,538	13,538	—
State of Maryland Retirement Agency(56)	3,843,000	2.56	147,807	147,807	—
Tag Associates(57)	71,000	*	2,730	2,730	—
TCW Group, Inc.(58)	4,175,000	2.78	160,576	160,576	—
Trustmark Insurance(59)	837,000	*	32,192	32,192	—
Viacom Inc. Pension Plan Master Trust(60)	15,000	*	576	576	—
Zazove Convertible Arbitrage Fund L.P.(61)	1,250,000	*	48,076	48,076	—
Zazove Income Fund, L.P.(62)	1,200,000	*	46,153	46,153	—
Zurich Institutional Benchmarks Master Fund, Ltd.(63)	2,000,000	1.33	76,923	76,923	—
Zurich Institutional Benchmarks Master Fund Ltd.(64)	1,972,000	1.31	75,846	75,846	—
Any other holder of notes or future transferee from any such holder(65)	1,384,000	*	53,230	53,230	—
Total	150,000,000	100.00	5,769,225	5,769,225	0

*	Less than 1%

(a)	The selling security holder and/or certain of its affiliates are NASD registered broker-dealers. The selling security holder has advised the Registrant that it has purchased the securities covered by the Registration Statement in the ordinary course of its business, and that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 38.4615 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any. As of January 22, 2004, we had 26,761,940 shares of common stock outstanding.

(2)	The shares of common stock that may be sold upon conversion of the notes by any selling security holder will not represent 1% or more of our outstanding common stock, except Advent Convertible Master (Cayman) L.P. (1.1%), Credit Suisse First Boston Europe Limited (4.4%) and CQS Convertible & Quantatitive Strategies Master Fund Limited (6.0%).

(3)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(5)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(6)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(7)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(8)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(9)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(10)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(11)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(12)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(13)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(14)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(15)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(16)	The selling security holder is controlled by Forest Partners LP, of which Michael A. Boyd is General Partner. Michael A. Boyd is the principal of Michael A. Boyd Inc. and exercises sole voting and dispositive power with respect to these securities.

(17)	SSI Investment Management, Inc., exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(18)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(19)	Nick Calamos, as Senior Executive Vice President, Chief Investment Officer and Director of Investments for Calamos Asset Management, Inc., has sole voting or dispositive power with respect to these securities.

(20)	Nick Calamos, as Senior Executive Vice President, Chief Investment Officer and Director of Investments for Calamos Asset Management, Inc., has sole voting or dispositive power with respect to these securities.

(21)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(22)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(23)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(24)	CNH Partners, LLC is the Investment Advisor of the selling security holder and has sole voting and dispositive power over the Registrable Securities. Investment Principals for the Advisor are Rober Krail, Mark Mitchell, and Todd Pulvino. They have voting and dispositive power over these securities.

(25)	Jay Lurie, a principal of Harbor Capital Management LLC, has voting and dispositive power over these securities.

(26)	David Clarkson, Managing Director of Credit Suisse First Boston Europe Limited, has voting and dispositive power over these securities.

(27)	The selling security holder is a wholly-owned subsidiary of CQS Convertible and Quantitative Strategies Feeder Fund Limited, which is incorporated in the Cayman Islands (the “Feeder Fund”). Voting control of the Feeder Fund resides in its “Management Shares,” which are held in trust by Queensgate Bank & Trust Company Ltd. pursuant to a Trust Deed dated March 15, 2000. Under Clause 3(c) of the Trust Deed, Queensgate is entitled to exercise voting and dispositive power over the Management Shares.

(28)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(29)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor with the Securities and Exchange Commission and as such, serves as the managing general partner to DKR Oasis Management Company L.P., the investment manager to DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. Seth Fischer has voting and dispositive power over the securities held by the Fund.

(30)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor with the Securities and Exchange Commission and as such, is the investment manager to DKG SoundShore Strategic Holding Fund Ltd (the “Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities.

(31)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(32)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(33)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(34)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(35)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(36)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(37)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(38)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(39)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(40)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(41)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(42)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(43)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(44)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(45)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(46)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(47)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(48)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(49)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(50)	The Board of Directors of Polygon Global Opportunities Master Fund: Alex Jackson, Byron Kruef, Brandon Jones, Erik Caspersen, Greville Ward, Reade Griffith, have voting and dispositive power over these securities.

(51)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(52)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(53)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(54)	SSI Investment Management, Inc. has voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(55)	SSI Investment Management, Inc. has voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(56)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(57)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(58)	Thomas Lyon, Managing Director of TCW Group, Inc., has voting and dispositive power over these securities.

(59)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(60)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(61)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(62)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(63)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(64)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht. Zazove Associates LLC exercises sole voting or dispositive power with respect to 1,000,000 of these securities.

(65)	Information concerning other selling security holders will be set forth in prospectus supplements from time to time, if required.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

January 28, 2004

(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter) Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 392-5040
(Registrant’s telephone number)

SELLING SECURITY HOLDERS
FORWARD-LOOKING INFORMATION
ITEM 12. Results of Operations And Financial Condition
Signature

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; our significant indebtedness; downgrades of our credit ratings; the competitive environment and other trends in our industry; changes in laws and regulations; changes in our operating costs including fuel; changes in our business plans; interest rates and the availability of financing; liability and other claims asserted against us; labor disputes; our ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 12.
Results of Operations And Financial Condition

Alaska Air Group, Inc. (Alaska) today issued a press release reporting financial results for the quarter and full year ended December 31, 2003. The press release is furnished as Attachment A.

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

      ALASKA AIR GROUP, INC.

Registrant

Date: January 28, 2004

/s/ Brandon S. Pedersen

Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer

3

Attachment A

Contact:	Brad Tilden	-or-	Lou Cancelmi
	206/392-5362		206/392-5170

FOR IMMEDIATE RELEASE	January 28, 2004

ALASKA AIR GROUP REPORTS FOURTH QUARTER RESULTS

     SEATTLE — Alaska Air Group, Inc. (NYSE:ALK) today reported a fourth quarter net loss of $20.8 million, or $0.78 per diluted share, compared to a net loss of $43.1 million, or $1.62 per diluted share, in the fourth quarter of 2002. For the full year, the company reported net income of $8.8 million, or $0.33 per share, compared to a net loss of $118.6 million, or $4.47 per share in 2002. The company’s 2003 results include government assistance amounting to $71.4 million ($44.3 million after tax) received under the Emergency Wartime Supplemental Appropriations Act. The 2002 net loss included $51.4 million, or $1.94 per share, related to the write-off of goodwill in connection with the adoption of Statement of Financial Accounting Standards No. 142. Excluding government compensation and the write-off of goodwill, the company’s loss in 2003 was $35.5 million ($1.33 per share) versus a loss of $67.5 million ($2.54 per share) for 2002.

     “Despite the fact that our first annual profit since 1999 would have been impossible without government compensation, we’re proud of the positive steps we’ve taken over the past 18 months to achieve our company-wide cost management goals,” said Bill Ayer, chairman and chief executive officer. “There’s still a lot of work ahead of us, but we’re moving in the right direction.”

     “In fact, record load factors confirm the preference customers have for our service, thanks in large part to our caring and dedicated employees,” Ayer said. “We believe this focus on providing real value to our customers combined with the continued transformation of our business will improve our profitability and competitiveness.”

     Operationally, Alaska Airlines’ passenger traffic in the fourth quarter increased 14.0 percent on a capacity increase of 9.2 percent. Alaska’s load factor increased 3.0 percentage points to 69.5 percent compared to the same period in 2002. Alaska’s operating revenue per available seat mile (ASM) increased 5.8 percent, while its operating cost per ASM excluding fuel

1

decreased 2.2 percent. Alaska’s pretax loss for the quarter was $35.0 million, compared to $58.6 million in 2002.

     Horizon Air’s passenger traffic in the fourth quarter increased 7.8 percent on a 2.1 percent capacity decrease. Horizon’s load factor increased by 6.2 percentage points to 67.3 percent compared to the same period in 2002. Horizon’s operating revenue per ASM increased 18.7 percent, while its operating cost per ASM excluding fuel increased 7.4 percent. Horizon’s pretax income for the quarter was $5.7 million, compared to a pretax loss of $5.8 million in 2002.

     Alaska Air Group had cash and short-term investments at December 31, 2003 of approximately $812 million compared to $636 million at December 31, 2002. The increased balance primarily reflects the receipt of $71.4 million of government compensation and $123.2 million net proceeds received in connection with the sale of floating rate convertible bonds in March 2003. The company’s debt-to-capital ratio, assuming aircraft operating leases are capitalized at seven times annualized rent, remained constant at 77 percent during the years ended December 31, 2003 and 2002.

     A summary of financial and statistical data for Alaska Airlines and Horizon Air as well as a reconciliation of the reported non-GAAP financial measures can be found on pages 6-8.

     A conference call regarding the fourth quarter/full year 2003 results will be simulcast via the internet at 8:30 a.m. Pacific Standard Time. It may be accessed through our website at www.alaskaair.com. For those unable to listen to the live broadcast, a replay will be available after the conclusion of the call at www.alaskaair.com.

     This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our

2

expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; our significant indebtedness; downgrades of our credit ratings; the competitive environment and other trends in our industry; changes in laws and regulations; changes in our operating costs including fuel; changes in our business plans; interest rates and the availability of financing; liability and other claims asserted against us; labor disputes; our ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

# # #

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ALASKA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS(unaudited)
(In Millions Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31		December 31

	2002	2003	2002	2003

Operating Revenues:
Passenger	$485.7	$558.8	$2,037.7	$2,237.0
Freight and mail	17.7	18.7	77.1	82.3
Other — net	24.3	27.4	109.3	117.1

Total Operating Revenues	527.7	604.9	2,224.1	2,436.4

Operating Expenses:
Wages and benefits	219.3	240.4	858.1	937.9
Employee profit sharing	—	2.8	—	2.8
Contracted services	23.7	25.6	93.0	100.1
Aircraft fuel	79.4	91.9	302.0	356.9
Aircraft maintenance	48.9	43.6	170.2	183.8
Aircraft rent	48.8	48.8	190.4	194.9
Food and beverage service	16.3	14.4	66.2	61.0
Commissions	3.9	3.6	35.0	15.0
Other selling expenses	28.7	30.5	124.9	118.2
Depreciation and amortization	31.8	34.8	132.5	133.0
Loss on sale of assets	0.9	2.0	0.1	2.2
Landing fees and other rentals	36.4	44.3	140.3	164.9
Other	49.4	44.9	200.3	184.2

Total Operating Expenses	587.5	627.6	2,313.0	2,454.9

Operating Loss	(59.8)	(22.7)	(88.9)	(18.5)

Nonoperating Income (Expense):
Interest income	5.1	4.5	21.2	12.8
Interest expense	(11.5)	(12.4)	(46.3)	(47.8)
Interest capitalized	1.2	0.4	2.7	2.3
U.S. government compensation	—	—	0.5	71.4
Other — net	0.1	(1.3)	9.0	1.4

	(5.1)	(8.8)	(12.9)	40.1

Income (loss) before income tax and accounting change	(64.9)	(31.5)	(101.8)	21.6
Income tax expense (benefit)	(21.8)	(10.7)	(34.6)	12.8

Income (loss) before accounting change	(43.1)	(20.8)	(67.2)	8.8
Cumulative effect of accounting change	—	—	(51.4)	—

Net Income (Loss)	($43.1)	($20.8)	($118.6)	$8.8

Basic and Diluted Earnings (Loss) Per Share:
Earnings (loss) before accounting change	$(1.62)	$(0.78)	$(2.53)	$0.33
Cumulative effect of accounting change	—	—	(1.94)	—

Earnings (Loss) Per Share	$(1.62)	$(0.78)	$(4.47)	$0.33

Shares used for computation:
Basic	26.556	26.728	26.546	26.648
Diluted	26.556	26.728	26.546	26.730

Note 1:
 Diluted shares excludes the shares of common stock issuable upon conversion of the convertible notes issued on March 21, 2003. Although we previously reported our expectation that the notes would become convertible in the fourth quarter of 2003, the actual closing prices of Alaska Air Group common stock during the quarter did not trigger the convertibility feature.

Note 2:
 Operating loss for the three months and year ended December 31, 2003 includes adjustments to increase operating expenses by $2.8 million (pretax) and $3.1 million (pretax), respectively, related to prior years. Operating loss for the three months ended December 31, 2003 also includes adjustments to increase operating expenses by $1.8 million (pretax) related to previous quarters in 2003. In addition, interest income for the 2003 year includes an adjustment recorded in the first quarter that reduced interest income by $2.8 million (pretax) related to the previous year. Management does not believe that these amounts are material to the periods affected.

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Alaska Air Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	December 31	December 31
(In Millions)	2002	2003

Cash and marketable securities	$636	$812

Total current assets	954	1,149
Property and equipment-net	1,802	1,949
Other assets	125	162

Total assets	$2,881	$3,260

Current liabilities	778	1,019
Long-term debt and capital lease obligations	857	907
Other liabilities and credits	590	665
Shareholders’ equity	656	669

Total liabilities and shareholders’ equity	$2,881	$3,260

Note: Certain reclassifications have been made to the December 31, 2002 balance sheet to conform to the December 31, 2003 presentation.

5

Alaska Airlines Financial and Statistical Data (unaudited)

	Three Months Ended December 31			Year Ended December 31

			%			%
Financial Data (in millions):	2002	2003	Change	2002	2003	Change

Operating Revenues:
Passenger	$392.2	$454.3	15.8%	$1,667.7	$1,834.4	10.0%
Freight and mail	16.5	17.5	6.1%	72.1	77.3	7.2%
Other — net	21.1	24.3	15.2%	93.3	107.3	15.0%

Total Operating Revenues	429.8	496.1	15.4%	1,833.1	2,019.0	10.1%

Operating Expenses:
Wages and benefits	179.4	199.9	11.4%	703.4	778.6	10.7%
Employee profit sharing	—	2.2	NM	—	2.2	NM
Contracted services	20.3	20.7	2.0%	80.1	81.6	1.9%
Aircraft fuel	67.2	79.1	17.7%	257.3	306.7	19.2%
Aircraft maintenance	41.9	35.7	-14.8%	145.2	153.4	5.6%
Aircraft rent	32.4	31.1	-4.0%	128.2	123.9	-3.4%
Food and beverage service	15.6	13.9	-10.9%	63.5	58.7	-7.6%
Commissions	8.7	13.9	59.8%	52.7	51.9	-1.5%
Other selling expenses	23.1	25.1	8.7%	101.9	96.1	-5.7%
Depreciation and amortization	28.3	31.7	12.0%	114.0	119.5	4.8%
Loss on sale of assets	1.0	2.1	NM	1.7	3.4	NM
Landing fees and other rentals	28.3	34.3	21.2%	110.5	127.8	15.7%
Other	37.5	34.0	-9.3%	148.8	136.9	-8.0%

Total Operating Expenses	483.7	523.7	8.3%	1,907.3	2,040.7	7.0%

Operating Loss	(53.9)	(27.6)	NM	(74.2)	(21.7)	NM

Interest income	5.7	4.9		23.2	15.2
Interest expense	(11.6)	(11.3)		(46.6)	(45.2)
Interest capitalized	1.0	0.2		2.1	1.5
U.S. government compensation	—	—		0.3	52.8
Other — net	0.2	(1.2)		7.9	1.5

	(4.7)	(7.4)		(13.1)	25.8

Income (Loss) Before Income Tax and Accounting Change	$(58.6)	$(35.0)	NM	$(87.3)	$4.1	NM

Operating Statistics:
Revenue passengers (000)	3,367	3,712	10.2%	14,154	15,047	6.3%
RPMs (000,000)	3,164	3,608	14.0%	13,186	14,554	10.4%
ASMs (000,000)	4,758	5,194	9.2%	19,360	20,804	7.5%
Passenger load factor	66.5%	69.5%	3.0pts	68.1%	70.0%	1.9pts
Breakeven load factor	78.4%	75.8%	-2.6pts	73.1%	72.6%	-0.5pts
Yield per passenger mile	12.40¢	12.59¢	1.5%	12.65¢	12.60¢	-0.4%
Operating revenue per ASM	9.03¢	9.55¢	5.8%	9.47¢	9.70¢	2.4%
Operating expenses per ASM (a)	10.17¢	10.08¢	-0.9%	9.85¢	9.81¢	-0.4%
Operating expenses per ASM excluding fuel (a)	8.75¢	8.56¢	-2.2%	8.52¢	8.33¢	-2.2%
Fuel cost per gallon	84.7¢	94.8¢	11.9%	79.6¢	90.9¢	14.2%
Fuel gallons (000,000)	79.3	83.4	5.2%	323.3	337.3	4.3%
Average number of employees	10,065	9,921	-1.4%	10,142	10,040	-1.0%
Aircraft utilization (blk hrs/day)	10.3	10.3	0.0%	10.6	10.5	-0.9%
Operating fleet at period-end	102	109	6.9%	102	109	6.9%

NM = Not Meaningful

 (a) See Note A on Page 8

Note 1:
 Certain reclassifications have been made to the December 31, 2002 statements of operations to conform to the December 31, 2003 presentation.

Note 2:
 Operating loss for the three months and year ended December 31, 2003 includes adjustments to increase operating expenses by $2.4 million (pretax) and $3.1 million (pretax), respectively, related to prior years. Operating loss for the three months ended December 31, 2003 also includes adjustments to increase operating expenses by $1.8 million (pretax) related to previous quarters in 2003. In addition, interest income for the 2003 year includes an adjustment recorded in the first quarter that reduced interest income by $2.8 million (pretax) related to the previous year. Management does not believe that these amounts are material to the periods affected.

6

Horizon Air Financial and Statistical Data (unaudited)

	Three Months Ended December 31			Year Ended December 31

			%			%
Financial Data (in millions):	2002	2003	Change	2002	2003	Change

Operating Revenues:
Passenger	$99.0	$115.5	16.7%	$393.9	$442.3	12.3%
Freight and mail	1.1	1.2	9.1%	5.0	5.0	0.0%
Other — net	4.4	4.8	9.1%	20.7	16.5	-20.3%

Total Operating Revenues	104.5	121.5	16.3%	419.6	463.8	10.5%

Operating Expenses:
Wages and benefits	39.4	40.5	2.8%	152.6	159.3	4.4%
Employee profit sharing	—	0.6	NM	—	0.6	NM
Contracted services	5.4	6.6	22.2%	21.0	25.0	19.0%
Aircraft fuel	12.2	12.8	4.9%	44.7	50.2	12.3%
Aircraft maintenance	7.0	7.9	12.9%	25.1	30.4	21.1%
Aircraft rent	16.3	17.7	8.6%	62.2	71.0	14.1%
Food and beverage service	0.7	0.5	-28.6%	2.7	2.3	-14.8%
Commissions	0.7	0.7	0.0%	6.4	2.8	-56.3%
Other selling expenses	5.6	5.4	-3.6%	23.0	22.1	-3.9%
Depreciation and amortization	3.2	2.8	-12.5%	17.0	12.3	-27.6%
Gain on sale of assets	(0.1)	(0.1)	0.0%	(1.6)	(1.2)	NM
Landing fees and other rentals	8.4	10.3	22.6%	31.2	38.5	23.4%
Other	11.1	9.9	-10.8%	48.7	42.5	-12.7%

Total Operating Expenses	109.9	115.6	5.2%	433.0	455.8	5.3%

Operating Income (Loss)	(5.4)	5.9	NM	(13.4)	8.0	NM

Interest income	—	0.2		0.7	0.7
Interest expense	(0.5)	(0.5)		(2.1)	(2.4)
Interest capitalized	0.2	0.2		0.6	0.8
Government compensation	—	—		0.2	18.6
Other — net	(0.1)	(0.1)		1.2	(0.1)

	(0.4)	(0.2)		0.6	17.6

Income (Loss) Before Income Tax and Accounting Change	$(5.8)	$5.7	NM	$(12.8)	$25.6	NM

Operating Statistics:
Revenue passengers (000)	1,194	1,263	5.8%	4,815	4,934	2.5%
RPMs (000,000)	386	416	7.8%	1,514	1,640	8.3%
ASMs (000,000)	632	619	-2.1%	2,428	2,569	5.8%
Passenger load factor	61.1%	67.3%	6.2pts	62.4%	63.9%	1.5pts
Breakeven load factor	65.0%	64.0%	-1.0pts	65.0%	63.1%	-1.9pts
Yield per passenger mile	25.62¢	27.72¢	8.2%	26.02¢	26.96¢	3.6%
Operating revenue per ASM	16.53¢	19.62¢	18.7%	17.29¢	18.06¢	4.5%
Operating expenses per ASM (a)	17.39¢	18.68¢	7.4%	17.84¢	17.75¢	-0.5%
Operating expenses per ASM excluding fuel (a)	15.46¢	16.60¢	7.4%	15.99¢	15.79¢	-1.3%
Fuel cost per gallon	87.7¢	98.2¢	12.0%	82.0¢	93.4¢	13.9%
Fuel gallons (000,000)	13.9	13.1	-5.8%	54.5	53.7	-1.5%
Average number of employees	3,518	3,320	-5.6%	3,476	3,361	-3.3%
Aircraft utilization (blk hrs/day)	7.5	7.5	0.0%	7.5	7.8	4.0%
Operating fleet at period-end	63	62	-1.6%	63	62	-1.6%

NM = Not Meaningful

 (a) See Note A on Page 8

Note:
 Certain reclassifications have been made to the December 31, 2002 statements of operations to conform to the December 31, 2003 presentation.

7

Note A:
 Pursuant to new guidelines issued by the Securities and Exchange Commission, we are providing the following unaudited reconciliation of non-GAAP performance indicators to their comparable financial measures reported on a GAAP basis. Our disclosure of operating costs and cost per available seat mile, excluding fuel, provides us the ability to measure and monitor our performance both with and without the cost of aircraft fuel as both the cost and availability of fuel are subject to economic and political factors beyond our control. We also believe that disclosing net income (loss) and diluted earnings (loss) per share excluding non-recurring items is helpful to investors in evaluating our operational performance because we believe the reimbursements received from the government and the write-off of goodwill are unusual events. The following table reconciles operating expenses excluding fuel and operating expense per ASM excluding fuel for Alaska Airlines, Inc. and Horizon Air Industries, Inc.:

Alaska Airlines, Inc.:

($ in millions)	Three Months Ended December 31		Year Ended December 31

	2002	2003	2002	2003

Operating expenses	$483.7	$523.7	$1,907.3	$2,040.7
ASMs (000,000)	4,758	5,194	19,360	20,804
Operating expenses per ASM	10.17¢	10.08¢	9.85¢	9.81¢

Operating expenses	$483.7	$523.7	$1,907.3	$2,040.7
Less: aircraft fuel	67.2	79.1	257.3	306.7

Operating expense excluding fuel	$416.5	$444.6	$1,650.0	$1,734.0
ASMs (000,000)	4,758	5,194	19,360	20,804
Operating expense per ASM excluding fuel	8.75¢	8.56¢	8.52¢	8.33¢

Horizon Air Industries, Inc.:

($ in millions)
	2002	2003	2002	2003

Operating expenses	$109.9	$115.6	$433.0	$455.8
ASMs (000,000)	632	619	2,428	2,569
Operating expenses per ASM	17.39¢	18.68¢	17.84¢	17.75¢

Operating expenses	$109.9	$115.6	$433.0	$455.8
Less: aircraft fuel	12.2	12.8	44.7	50.2

Operating expense excluding fuel	$97.7	$102.8	$388.3	$405.6
ASMs (000,000)	632	619	2,428	2,569
Operating expense per ASM excluding fuel	15.46¢	16.60¢	15.99¢	15.79¢

The following table summarizes Alaska Air Group, Inc.’s earnings (loss) and diluted earnings (loss) per share during 2002 and 2003 excluding the change in accounting principle and government compensation and as reported in accordance with GAAP (dollars in millions). There were no such amounts in the three months ended December 31, 2002 or 2003.

	Year Ended December 31

	2002		2003

	Dollars	Loss Per Share	Dollars	Earnings Per Share

Net loss and loss per share excluding non-recurring items	($67.5)	($2.54)	($35.5)	($1.33)
Change in accounting principle relating to goodwill	(51.4)	(1.94)	—	—
Government compensation, net of tax	0.3	0.01	44.3	$1.66

GAAP net income (loss) and earnings (loss) per share	($118.6)	($4.47)	$8.8	$0.33

8